Exhibit 16.1

April 5, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K, dated on or about April 2, 2019, of Mill City Ventures III, Ltd. We agree with the statements contained therein insofar as they relate to our firm.

Sincerely,

Baker Tilly Virchow Krause, LLP

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